Exhibit 99.1

Revance to add Angus C. Russell as Chairman to its Board of Directors

NEWARK, Calif., Mar. 5, 2014 – Revance Therapeutics, Inc. (NASDAQ:RVNC), a specialty biopharmaceutical company which develops botulinum toxin products for use in aesthetic and therapeutic indications, today announced that Angus C. Russell has been appointed as Chairman to its Board of Directors, effective immediately.

Mr. Russell is a veteran in the global biopharmaceutical industry with over 30 years of experience in commercial execution, operations, and strategic acquisitions. He currently serves on the Board of Directors at InterMune, Inc. and Questcor Pharmaceuticals, Inc. and from 1999 to April, 2013, Mr. Russell served as a Director at Shire Plc. During his tenure at Shire Plc, Mr. Russell served as CEO from 2008 to 2013 and CFO from 1999 to 2008. While CEO at Shire, Mr. Russell was also the Chair of Shire’s Leadership Team and a lead member of the Shire Management Committee, which designed and implemented Shire’s immensely successful long-term business strategy.

“Angus’ impressive track record in the global biopharmaceutical industry will bring significant value to Revance and its Board of Directors,” said Dan Browne, President and CEO of Revance. “With his extensive experience growing companies commercially, I am thrilled to have him as a partner as we continue to execute and build our business.”

“Revance’s innovative pipeline portfolio in the field of aesthetics and dermatology, coupled with experienced leadership team, make joining the Board an exciting opportunity for me,” said Angus Russell. “I look forward to working with the Board and the team at Revance to help execute on a solid strategy to commercialize RT001 and RT002 for multiple aesthetic and therapeutic indications.”

About Revance Therapeutics, Inc.

Revance Therapeutics, Inc. (NASDAQ:RVNC) is a specialty biopharmaceutical company which develops botulinum toxin products for use in aesthetic and therapeutic indications. Revance has developed a platform technology, TransMTS®, that enables local, targeted delivery of botulinum toxin and other potent macromolecules across skin without patches, needles or other invasive procedures.

Contact

Westwicke Partners

Ana Petrovic

(415) 513-1281

ana.petrovic@westwicke.com